Exhibit 10(iii).31

AMENDMENT TO THE 2002

EQUITY INCENTIVE PLAN

OF

SAFEWAY INC.

Adopted by the Board of Directors on May 2, 2004

Safeway Inc., a Delaware corporation (the “Company”), adopted The 2002 Equity Incentive Plan of Safeway Inc. (the “Plan”), effective as of July 30, 2002. The Company desires to amend the Plan to prohibit repricing of equity awards under the Plan without stockholder approval and to prohibit the use of loans by officers to exercise stock options and other equity awards.

Pursuant to Section 11.2 of the Plan, the Board of Directors of the Company (the “Board”), as the “Administrator” (as defined in the Plan), hereby adopts this Amendment to the Plan, effective as of May 2, 2004.

1. Section 10.2 of the Plan is hereby amended to read in its entirety as follows:

10.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely. Notwithstanding the foregoing, except as provided in Section 11.3, neither the Committee nor the Board shall, without the approval of the stockholders of the Company, authorize the amendment of any outstanding Award to reduce its exercise price. Furthermore, except as provided in Section 11.3, no Award shall be canceled and replaced with the grant of an Award having a lesser per share exercise price without the further approval of stockholders of the Company. Any grant or award under the Plan need not be the same with respect to each Holder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b–3 or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

2. Section 11.2 of the Plan is hereby amended in its entirety as follows:

11.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 11.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator. However, without approval of the Company’s stockholders, no action of the Administrator may (a) amend the Plan to authorize the amendment of any outstanding Award to reduce its exercise price (except as provided in Section 11.3) or (b) amend the Plan to permit the cancellation and replacement of any outstanding Award with the grant of an Award having a lesser per share exercise price (except as provided in Section 11.3). Any amendment to the Plan that requires the approval of the Company’s stockholders will be submitted for the approval of the Company’s stockholders. No amendment, suspension or termination of the

Plan shall, without the consent of the Holder alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan.

3. Section 11.5 of the Plan is hereby amended to read in its entirety as follows:

11.5 Loans. The Committee may, in its discretion, extend one or more loans to Employees (other than officers of the Company) in connection with the exercise or receipt of an Award granted or awarded under the Plan, or the issuance of Restricted Stock or Deferred Stock awarded under the Plan. The terms and conditions of any such loan shall be set by the Committee. Notwithstanding the foregoing, no loan shall be made to an Employee under this Section to the extent such loan shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal of an extension of credit in the form of a personal loan that is prohibited by Section 13(k) of the Exchange Act or other applicable law. In the event that the Administrator determines in its discretion that any loan under this Section is or will become prohibited by Section 13(k) of the Exchange Act or other applicable law, the Administrator may provide that such loan is immediately due and payable in full and may take any other action in connection with such loan as the Administrator determines in its discretion to be necessary or appropriate for the repayment, cancellation or extinguishment of such loan.

IN WITNESS WHEREOF, the Board of Directors of Safeway Inc. has hereunder adopted this Amendment to the Plan as indicated by the signature of the duly authorized officer of Safeway Inc. this 25th day of June, 2004.

SAFEWAY INC.

By:	/s/ Linda C. Sayler
Name:	Linda C. Sayler
Title:	Secretary

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